Exhibit 99.1

Immunocore reports first quarter financial results and provides a business update

KIMMTRAK® (tebentafusp-tebn) net revenues of $93.9 million in Q1 2025, growing by 33% year-over-year

On track for Phase 3 TEBE-AM trial to complete enrollment in 1H 2026

On track for dose selection in Phase 3 PRISM-MEL-301 trial in 2H 2025

Initial multiple ascending dose data for HIV functional cure candidate presented during oral session at CROI 2025; dose escalation ongoing

Cash, cash equivalents and marketable securities of $837 million as of March 31, 2025

(OXFORDSHIRE, England & CONSHOHOCKEN, Penn. & GAITHERSBURG, Md., US, May 7, 2025) Immunocore Holdings plc (Nasdaq: IMCR) (“Immunocore” or the “Company”), a commercial-stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases and autoimmune diseases, today announced its financial results for the first quarter ended March 31, 2025, and provided a business update.

"We are thrilled to have achieved strong revenue performance in Q1, marked by year-over-year growth of 33%. This reflects our unwavering dedication to making KIMMTRAK accessible to patients who need it," said Bahija Jallal, Chief Executive Officer of Immunocore. "In R&D, we continue to be laser-focused on execution in our oncology franchise with three ongoing Phase 3 trials and a promising early pipeline. We are also excited to have presented the initial MAD data at CROI from our ongoing HIV trial, which, together with our progress in autoimmune, underscores the breadth of our platform."

First Quarter 2025 Highlights (including post-period)

Financial Results

Total net product revenue (or “net sales”) arising from the sales of KIMMTRAK® (tebentafusp) was $93.9 million in the first quarter of 2025, an increase of 33% over the first quarter of 2024, of which $56.6 million was generated in the United States, $32.8 million in Europe and $4.5 million in international regions.

Research & development expenses for the three months ended March 31, 2025, were $56.5 million, compared to $57.5 million for the same period in 2024. Selling, general and administrative (SG&A) expenses for the three months ended March 31, 2025, were $40.2 million, compared to $39.3 million in the same period in 2024.

Net income for the first quarter of 2025 was $5.0 million compared to a net loss of $24.4 million in the same period in 2024. The first quarter basic and diluted income/(loss) per share was $0.10, compared to $(0.49) for the first quarter of 2024.

Cash, cash equivalents and marketable securities at March 31, 2025, were $837.0 million.

KIMMTRAK

The Company’s lead product, KIMMTRAK® (tebentafusp), is approved in 39 countries and has been launched in 26 countries globally to date for HLA-A*02:01 positive people with metastatic uveal melanoma (mUM). KIMMTRAK continues to be the standard of care in most markets where it is launched.

The Company sees three key growth areas for KIMMTRAK including continued global expansion in mUM, the potential expansion into 2L+ advanced cutaneous melanoma (CM), and the potential expansion into adjuvant uveal melanoma.

Metastatic uveal melanoma

•	In the first quarter of 2025, KIMMTRAK net product sales were $93.9 million.
•	Now launched in two additional countries for a total of 26 globally.
•	13% year-over-year growth in the United States, with demand continuing to grow as outreach extends into the community setting.
•	Growth in Europe and in international regions driven by increased demand, new country launches, and completion of price negotiations in France and Germany.

2L+ advanced cutaneous melanoma

•	The Company is currently enrolling the TEBE-AM registrational Phase 3 trial and expects to complete enrollment in the first half of 2026.

•
The Phase 3 trial is enrolling three arms: tebentafusp monotherapy, tebentafusp in combination with pembrolizumab, and a control (investigator's choice of therapy including options such as investigator’s choice of clinical trials, chemotherapy, or retreatment with anti-PD1 or BRAF therapy).

•
There is great unmet need in second- and later-line cutaneous melanoma, with no therapy having shown an Overall Survival (OS) improvement post checkpoint inhibitors in a randomized clinical trial. The Company estimates that there is a potential to address up to 4,000 previously treated advanced CM patients.

Adjuvant uveal (or ocular) melanoma

•	The European Organisation for Research and Treatment of Cancer (EORTC) is enrolling patients in the Phase 3 Adjuvant Trial in Ocular Melanoma (ATOM).
•	The Company estimates that the HLA-A*02:01 high-risk adjuvant uveal melanoma patient population could be up to 1,200 patients.

PRAME portfolio

Brenetafusp is the Company’s lead PRAME-A02 ImmTAC bispecific candidate. Brenetafusp is being evaluated in combination with nivolumab in a Phase 3 registrational trial (PRISM-MEL-301) in patients with first-line, advanced cutaneous melanoma, and in a Phase 1/2 clinical trial as monotherapy and in combination across multiple tumor types, including ovarian cancer and non-small cell lung cancer (NSCLC).

PRISM-MEL-301 – First PRAME Phase 3 clinical trial with brenetafusp in first-line advanced cutaneous melanoma

•
The Company is enrolling patients in the registrational Phase 3 clinical trial evaluating brenetafusp + nivolumab versus a control arm of either nivolumab or nivolumab + relatlimab for HLA-A*02:01 positive patients with first-line, advanced or metastatic cutaneous melanoma.

•
The trial is currently randomizing to three arms: two brenetafusp dose regimens (40 mcg and 160 mcg) and a control arm. The Company is on track for selection of the go-forward brenetafusp dose in the second half of 2025; this analysis will be conducted by an IDMC.

•	Despite approved therapies, there remains a need for improved progression-free survival and overall survival, and there is the potential to address an estimated 10,000 patients.

Phase 1/2 clinical trial of brenetafusp in multiple solid tumors

•
The Company continues to evaluate brenetafusp in a Phase 1/2 trial in combination with non-platinum chemotherapies in platinum-resistant ovarian cancer (PROC) and with bevacizumab or with platinum chemotherapy in earlier lines of platinum-sensitive ovarian cancer (PSOC). In the same trial, the Company continues signal detection in metastatic non-small cell lung cancer (NSCLC) cohorts, including brenetafusp in combination with docetaxel and with osimertinib in earlier-line NSCLC.

•	The Company estimates that, across all solid tumors, the annual number of patients worldwide who test positive for HLA-A*02:01 and can potentially benefit from this program is up to 150,000.

IMC-P115C (PRAME-A02 Half-Life Extended) & IMC-T119C (PRAME-A24)

•	The Company is enrolling patients in the Phase 1 dose escalation trial, in multiple solid tumors, with IMC-P115C.
•
IMC-P115C is the Company’s first half-life extended ImmTAC therapy – targeting the same PRAME peptide and with the same CD3 effector and TCR specificity as brenetafusp. It is designed to improve patient convenience by reducing the frequency of treatment administration.

IMC-R117C (PIWIL1) for colorectal and other gastrointestinal cancers

•
The Company is enrolling patients in the Phase 1/2 dose escalation trial evaluating IMC-R117C in HLA-A*02:01 positive patients with advanced solid tumors, including colorectal cancer, as a single agent and in combination with standards of care.

•	PIWIL1 is believed to play a role in tumor progression and is expressed across a range of tumors, including colorectal cancer.

ImmTAV candidates for a functional cure in infectious diseases

The Company’s bispecific TCR technology platform has the potential to offer a new approach for the treatment of certain chronic infections and aims to eliminate evidence of remaining virus in circulation after the patient stops taking medication - known as a "functional cure." Two investigational candidates are in Phase 1 or Phase 1/2 trials for people living with human immunodeficiency virus (HIV) and people with chronic hepatitis B infection (HBV).

Phase 1/2 trial of IMC-M113V (Gag-A02) for people living with HIV

•
The Company presented data from the initial multiple ascending dose (MAD) portion of the Phase 1/2 dose escalation trial, including 16 people living with HIV (PLWH), at the 2025 Conference on Retroviruses and Opportunistic Infections (CROI).

•	All doses were well tolerated and no serious adverse events or dose limiting toxicities were observed.
•
In the 15 evaluable PLWH, delayed viral rebound and/or viremia control at any point during the analytical treatment interruption (ATI) was observed in 0 of 5 PLWH at 60 mcg, 1 of 5 at 120 mcg, and 2 of 5 at 300 mcg.

•
The 3 PLWH with evidence of viral control had a viral load of approximately 200 copies/mL at week 8. The historical rate for this observation is 5%[1]. Furthermore, 2 of these 3 PLWH remained off ART for the entire 12-week ATI period that was pre-specified in the protocol.

•	Patient enrollment continues at higher doses in the multiple ascending dose part of the Phase 1/2 clinical trial to identify a safe and tolerable dose.

Phase 1 trial of IMC-I109V (Envelope-A02) for people living with HBV or HBV-positive hepatocellular carcinoma

•	The Company plans to report data from the single ascending dose portion of the trial in the second half of 2025.

Tissue-specific down modulation of the immune system for autoimmune diseases

The key differentiator of the ImmTAAI platform is tissue-specific, down modulation of the immune system, as the candidates suppress pathogenic T cells via PD1 receptor agonism only when tethered to the target tissue.

IMC-S118AI (PPI-A02) for type 1 diabetes

•	The Company is on track to file a CTA or investigational new drug application (IND) for IMC-S118AI (PPI x PD1) in the second half of 2025.
•
IMC-S118AI is targeted specifically to the pancreatic beta-cell and intended as a disease-modifying treatment in type 1 diabetes. IMC-S118AI recognizes a peptide from pre-pro-insulin protein that is presented by HLA-A02 on beta cells and has a PD1 agonist effector arm.

IMC-U120AI (CD1a) for atopic dermatitis as the initial indication - first universal program

•	The Company plans to file a CTA/IND for IMC-U120AI (CD1a x PD1) in 2026.
•
IMC-U120AI is a non-HLA-restricted (i.e. universal for all populations) CD1a-tethered PD1 agonist ImmTAAI therapy. IMC-U120AI has a dual mechanism of action: blocking CD1a (which presents lipids) from activating CD1a-specific T cells and preventing HLA Class I/II (which presents peptides) from activating T cells via PD1 agonism on the T cell.

Financial Results

Basic and diluted income per share was $0.10 for the quarter ended March 31, 2025, as compared to a basic and diluted loss per share of ($0.49) for the same period in 2024. Net income for the quarter ended March 31, 2025, was $5.0 million, as compared to a net loss of $(24.4) million for the same period in 2024.

1 Gunst, J.D., Gohil, J., Li, J.Z. et al. Time to HIV viral rebound and frequency of post-treatment control after analytical interruption of antiretroviral therapy: an individual data-based meta-analysis of 24 prospective studies. Nat Commun 16, 906 (2025).

For the first quarter ended March 31, 2025, the Company generated net product sales of $93.9 million compared to $70.3 million for the same period in 2024, due to sales of KIMMTRAK, of which $56.6 million was in the United States, $32.8 million (including one-time favorable revenue adjustments recorded upon completion of price negotiations in France and Germany of $6.0M) was in Europe, and $4.5 million was in the international regions. The increase in net product sales was due to global country expansion and increased sales volume in the United States, as we continued our commercialization efforts.

For the first quarter ended March 31, 2025, research and development (R&D) expenses were $56.5 million compared to $57.5 million for the same period in 2024.

For the quarter ended March 31, 2025, SG&A expenses were $40.2 million compared to $39.3 million for the same period in 2024.

Cash, cash equivalents and marketable securities were $837.0 million as of March 31, 2025, as compared to $820.4 million as of December 31, 2024.

##

About ImmTAC® molecules for cancer

Immunocore’s proprietary T cell receptor (TCR) technology generates a novel class of bispecific biologics called ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) molecules that are designed to redirect the immune system to recognize and kill cancerous cells. ImmTAC molecules are soluble TCRs engineered to recognize intracellular cancer antigens with ultra-high affinity and selectively kill these cancer cells via an anti-CD3 immune-activating effector function. Based on the demonstrated mechanism of T cell infiltration into human tumors, the ImmTAC mechanism of action holds the potential to treat hematologic and solid tumors, regardless of mutational burden or immune infiltration, including immune “cold” low mutation rate tumors.

About ImmTAV molecules and infectious diseases

ImmTAV (Immune mobilising monoclonal TCRs Against Virus) molecules are novel bispecifics that are designed to enable the immune system to recognize and eliminate virally infected cells.
Immunocore is advancing clinical candidates to cure patients with HIV and hepatitis B virus (HBV). The Company aims to achieve sustained control of HIV after patients stop anti-retroviral therapy (ART), without the risk of virological relapse or onward transmission. This is known as ‘functional cure’. For the treatment of HBV, the Company aims to achieve sustained loss of circulating viral antigens and markers of viral replication after stopping medication for people living with chronic HBV.

About ImmTAAI molecules and autoimmune diseases

ImmTAAI (Immune mobilizing monoclonal TCRs Against AutoImmune disease) molecules are novel bispecifics that are designed for tissue-specific down modulation of the immune system. When tethered to the tissue of interest, ImmTAAI candidates suppress pathogenic T cells via PD1 receptor agonism. The Company is currently advancing two candidates for autoimmune conditions, including Type 1 Diabetes and inflammatory dermatological diseases.

About PRISM-MEL301 (NCT06112314) – Phase 3 trial with brenetafusp (IMC-F106C, PRAME-A02) in 1L advanced cutaneous melanoma

The Phase 3 registrational trial is randomizing HLA-A*02:01-positive patients with previously untreated advanced melanoma to brenetafusp + nivolumab versus nivolumab or nivolumab + relatlimab, depending on the country where the patient is enrolled. The trial will initially randomize to three arms: two brenetafusp dose regimens (40 mcg and 160 mcg) and control arm. One of the two brenetafusp dose regimens will be discontinued after an initial review of the first 60 patients randomized to the two experimental arms (90 patients randomized total). The primary endpoint of the trial is progression free survival (PFS) by blinded independent central review (BICR), with secondary endpoints of overall survival (OS) and overall response rate (ORR).

About the IMC-F106C-101 Phase 1/2 trial

IMC-F106C-101 is a first-in-human, Phase 1/2 dose escalation trial in patients with multiple solid tumors including non-small cell lung and ovarian cancers. The Phase 1 dose escalation trial was designed to determine the maximum tolerated dose (MTD), as well as to evaluate the safety, preliminary anti-tumor activity and pharmacokinetics of IMC-F106C (brenetafusp), a bispecific protein built on Immunocore’s ImmTAC technology, and the Company’s first molecule to target the PRAME antigen. The Company is currently focusing on enrolling patients in combination arms with standards-of-care across multiple tumor types.

About TEBE-AM - Phase 2/3 trial with tebentafusp (gp100xCD3) in second-line or later cutaneous melanoma

The trial is randomizing patients with second-line or later advanced cutaneous melanoma who have progressed on an anti-PD1, received prior ipilimumab and, if applicable, received a BRAF kinase inhibitor. Patients are randomized to one of three arms including tebentafusp, as monotherapy or in combination with an anti-PD1, and a control arm. The primary endpoint is overall survival.

About the ATOM Phase 3 trial

The EORTC-led Phase 3 clinical trial will include sites in 10 EU countries and the United States and is randomizing HLA-A*02:01-positive patients with high-risk primary uveal melanoma after definitive treatment, by surgery or radiotherapy, and no evidence of metastatic disease on imaging. The trial is expected to enroll a total of 290 patients who will be randomized 1:1 to one of two arms: tebentafusp as monotherapy or observation. The primary endpoint of the trial is relapse-free survival (RFS), with secondary objectives of overall survival and safety and tolerability of tebentafusp. Exploratory objectives include the comparison of the health-related quality of life between the treatment arms and the evaluation of the role of circulating tumor DNA (ctDNA) as a biomarker for the presence of residual disease.

About Uveal Melanoma

Uveal melanoma is a rare and aggressive form of melanoma, which affects the eye. Although it is the most common primary intraocular malignancy in adults, the diagnosis is rare, and up to 50% of people with uveal melanoma will eventually develop metastatic disease. Unresectable or metastatic uveal melanoma typically has a poor prognosis and had no approved treatment until KIMMTRAK.

About Cutaneous Melanoma

Cutaneous melanoma (CM) is the most common form of melanoma. It is the most aggressive skin carcinoma and is associated with the vast majority of skin cancer-related mortality. The majority of patients with CM are diagnosed before metastasis but survival remains poor for the large proportion of patients with metastatic disease. Despite recent progress in advanced melanoma therapy, there is still an unmet need for new therapies that improve first-line response rates and duration of response as well as for patients who are refractory to first-line treatments.

About KIMMTRAK®

KIMMTRAK is a novel bispecific protein comprised of a soluble T cell receptor fused to an anti-CD3 immune-effector function. KIMMTRAK specifically targets gp100, a lineage antigen expressed in melanocytes and melanoma. This is the first molecule developed using Immunocore’s ImmTAC technology platform designed to redirect and activate T cells to recognize and kill tumor cells. KIMMTRAK has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

IMPORTANT SAFETY INFORMATION

Cytokine Release Syndrome (CRS), which may be serious or life-threatening, occurred in patients receiving KIMMTRAK. Monitor for at least 16 hours following first three infusions and then as clinically indicated. Manifestations of CRS may include fever, hypotension, hypoxia, chills, nausea, vomiting, rash, elevated transaminases, fatigue, and headache. CRS occurred in 89% of patients who received KIMMTRAK with 0.8% being grade 3 or 4. Ensure immediate access to medications and resuscitative equipment to manage CRS. Ensure patients are euvolemic prior to initiating the infusions. Closely monitor patients for signs or symptoms of CRS following infusions of KIMMTRAK. Monitor fluid status, vital signs, and oxygenation level and provide appropriate therapy. Withhold or discontinue KIMMTRAK depending on persistence and severity of CRS.

Skin Reactions

Skin reactions, including rash, pruritus, and cutaneous edema occurred in 91% of patients treated with KIMMTRAK. Monitor patients for skin reactions. If skin reactions occur, treat with antihistamine and topical or systemic steroids based on persistence and severity of symptoms. Withhold or permanently discontinue KIMMTRAK depending on the severity of skin reactions.

Elevated Liver Enzymes

Elevations in liver enzymes occurred in 65% of patients treated with KIMMTRAK. Monitor alanine aminotransferase (ALT), aspartate aminotransferase (AST), and total blood bilirubin prior to the start of and during treatment with KIMMTRAK. Withhold KIMMTRAK according to severity.

Embryo-Fetal Toxicity

KIMMTRAK may cause fetal harm. Advise pregnant patients of potential risk to the fetus and patients of reproductive potential to use effective contraception during treatment with KIMMTRAK and 1 week after the last dose.

The most common adverse reactions (≥30%) in patients who received KIMMTRAK were cytokine release syndrome, rash, pyrexia, pruritus, fatigue, nausea, chills, abdominal pain, edema, hypotension, dry skin, headache, and vomiting. The most common (≥50%) laboratory abnormalities were decreased lymphocyte count, increased creatinine, increased glucose, increased AST, increased ALT, decreased hemoglobin, and decreased phosphate.

For more information, please see full Summary of Product Characteristics (SmPC) or full U.S. Prescribing Information (including BOXED WARNING for CRS).

About KIMMTRAKConnect
Immunocore is committed to helping patients who need KIMMTRAK obtain access via our KIMMTRAKConnect program. The program provides services with dedicated nurse case managers who provide personalized support, including educational resources, financial assistance, and site of care coordination. To learn more, visit KIMMTRAKConnect.com or call 844-775-2273.

About Immunocore

Immunocore is a commercial-stage biotechnology company pioneering the development of a novel class of TCR bispecific immunotherapies called ImmTAX – Immune mobilizing monoclonal TCRs Against X disease – designed to treat a broad range of diseases, including cancer, autoimmune diseases and infectious diseases. Leveraging its proprietary, flexible, off-the-shelf ImmTAX platform, Immunocore is developing a deep pipeline in multiple therapeutic areas, including numerous active clinical and pre-clinical programs in oncology, infectious diseases, and autoimmune diseases. The Company’s most advanced oncology TCR therapeutic, KIMMTRAK, has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “believe”, “expect”, “plan”, “anticipate”, “aim”, “continue”, “target” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s ability to advance its clinical pipeline; the key growth areas for KIMMTRAK, including continued global expansion in mUM, the potential expansion into 2L+ advanced cutaneous melanoma, and into adjuvant uveal melanoma; the commercial performance of KIMMTRAK; the potential benefits and advantages that KIMMTRAK will provide for patients; expectations regarding the estimated size of the patient populations for the Company’s product candidates; expectations regarding the design, progress, timing, enrollment, randomization, scope, expansion, funding, and results of the Company’s existing and planned clinical trials, those of the Company’s collaboration partners or the combined clinical trials with the Company’s collaboration partners; the timing and sufficiency of clinical trial outcomes to support potential approval of any of the Company’s product candidates or those of, or combined with, its collaboration partners; the Company’s goals to develop and commercialize product candidates based on its KIMMTRAK platform alone or with collaboration partners; the expected submission of clinical trial applications; and the potential regulatory approval, expected clinical benefits and availability of the Company’s product candidates. Any forward-looking statements are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual events or results to differ materially and adversely from those set forth in or implied by such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the impact of worsening macroeconomic conditions on the Company’s business, financial position, strategy and anticipated milestones, including Immunocore’s ability to conduct ongoing and planned clinical trials; Immunocore’s ability to obtain a clinical supply of current or future product candidates or commercial supply of KIMMTRAK or any future approved products; Immunocore’s ability to obtain and maintain regulatory approval of its product candidates, including KIMMTRAK; Immunocore’s ability and plans in continuing to establish and expand a commercial infrastructure and to successfully launch, market and sell KIMMTRAK and any future approved products; Immunocore’s ability to successfully expand the approved indications for KIMMTRAK or obtain marketing approval for KIMMTRAK in additional geographies in the future; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; Immunocore’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; unexpected safety or efficacy data observed during preclinical studies or clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials or future regulatory approval; Immunocore’s need for and ability to obtain additional funding, on favorable terms or at all, including as a result of worsening macroeconomic conditions, including changes in inflation and interest rates and unfavorable general market conditions, and the impacts thereon of the war in Ukraine, the conflict in the Middle East, and global geopolitical tension; Immunocore’s ability to obtain, maintain and enforce intellectual property protection for KIMMTRAK or any of its product candidates it or its collaborators are developing; and the success of Immunocore’s current and future collaborations, partnerships or licensing arrangements. These and other risks and uncertainties are described in greater detail in the section titled "Risk Factors" in Immunocore’s filings with the Securities and Exchange Commission, including Immunocore’s most recent Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on February 26, 2025, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law.

Contact Information

Immunocore

Sébastien Desprez, VP Communications
T: +44 (0) 7458030732
E: sebastien.desprez@immunocore.com
Follow Immunocore on LinkedIn: @Immunocore

Investor Relations

Clayton Robertson / Morgan Warenius
T: +1 (215) 384-4781
E: ir@immunocore.com

Immunocore Holdings plc
Condensed Consolidated Statement of Operations
Quarter Ended March 31, 2025 and 2024
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended
	March 31, 2025	March 31, 2024
Revenue from sale of therapies, net	$93,881	$70,342
Collaboration revenue	—	160
Total revenue	93,881	70,502
Cost of revenue from sale of therapies	(831)	(246)
Research and development expenses	(56,468)	(57,459)
Selling, general, & administrative expenses	(40,198)	(39,287)
Loss from operations	(3,616)	(26,490)
Interest income	4,176	8,246
Interest expense	(3,025)	(3,239)
Foreign currency gain (loss)	3,080	(2,406)
Other income (expense), net	5,469	(190)
Net income (loss) before income taxes	6,084	(24,079)
Income tax expense	(1,061)	(357)
Net income (loss)	$5,023	$(24,436)

Basic net income (loss) per share	$0.10	$(0.49)
Basic weighted-average number of shares outstanding	50,086,684	49,877,218

Diluted net income (loss) per share	$0.10	$(0.49)
Diluted weighted-average number of shares outstanding	51,949,798	49,877,218

Immunocore Holdings plc
Condensed Consolidated Balance Sheets
As of
(In thousands)
(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$476,845	$455,731
Marketable securities	360,185	364,645
Accounts receivable, net	63,094	63,009
Prepaid expenses and other current assets	41,697	41,033
Inventory, net	6,804	5,446
Total current assets	948,625	929,864
Property and equipment, net	9,770	10,092
Operating lease right of use assets, net	38,126	37,643
Deferred tax assets, net	14,355	14,790
Other non-current assets	17,132	17,117
Total assets	$1,028,008	$1,009,506

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$29,105	$25,100
Accrued expenses and other current liabilities	118,341	185,534
Operating lease liabilities, current	1,717	1,547
Total current liabilities	149,163	212,181
Accrued expenses, non-current	62,476	—
Deferred revenue, non-current	5,612	5,434
Operating lease liabilities, non-current	40,748	40,162
Interest-bearing loans and borrowings	391,530	391,013
Total liabilities	$649,529	$648,790

Shareholders' equity
Ordinary shares	135	135
Deferred shares	1	1
Additional paid-in capital	1,202,171	1,190,104
Accumulated deficit	(790,738)	(795,761)
Accumulated other comprehensive loss	(33,090)	(33,763)
Total shareholders' equity	378,479	360,716
Total liabilities and shareholders' equity	$1,028,008	$1,009,506

Immunocore Holdings plc
Summary Condensed Consolidated Statements of Cash Flows
For the Quarter Ended March 31,
(In thousands)
(Unaudited)

	2025	2024

Cash and cash equivalents at beginning of period	$455,731	$442,626
Net cash provided by (used in) operating activities	435	(4,587)
Net cash provided by (used in) investing activities	9,702	(430)
Net cash provided by financing activities	2,551	396,012
Net foreign exchange difference on cash held	8,426	(800)
Cash and cash equivalents at end of period	$476,845	$832,821